GLOBE LIFE INC. REPORTS
Second Quarter 2021 Results

McKinney, TX, July 21, 2021—Globe Life Inc. (NYSE: GL) reported today that for the quarter ended June 30, 2021, net income was $1.92 per diluted common share, compared with $1.62 per diluted common share for the year-ago quarter. Net operating income for the quarter was $1.85 per diluted common share, compared with $1.65 per diluted common share for the year-ago quarter.

HIGHLIGHTS:

●	Net income as an ROE was 9.0% for the six months ended June 30, 2021. Net operating income as an ROE excluding net unrealized gains on fixed maturities was 12.4% for the same period.

●	Total life premiums increased 9% over the year-ago quarter including 13% at the American Income Life Division and 6% at both the Direct to Consumer Division and Liberty National Division.

●	Health premiums increased over the year-ago quarter by 13% at American Income Life Division and 9% at the Family Heritage Division.

●	Total life net sales increased 19% over the year-ago quarter.

●
Life underwriting margins increased over the year-ago quarter by 22% at the Direct to Consumer Division and 16% at the American Income Division. Total health underwriting margins increased by 16% over the year-ago quarter.

●	1.2 million shares of Globe Life Inc. common stock were repurchased during the quarter.

COVID-19 Update: In the second quarter, the Company incurred approximately $11 million of COVID life claims, resulting in total COVID life claims for the first half of the year of $49 million. For the full year and at the mid-point of our guidance, we estimate COVID life claims will be between $53 million to $55 million.

Note: As used in the earnings release, "Globe Life," the "Company," "we," "our," and "us" refer to Globe Life Inc., a Delaware corporation incorporated in 1979, its subsidiaries and affiliates.

GL Q2 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
RESULTS OF OPERATIONS
Net operating income, a non-GAAP(1) financial measure, has been used consistently by Globe Life’s management for many years to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain significant and unusual items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business. Net income is the most directly comparable GAAP measure.
The following table represents Globe Life's operating summary for the three months ended June 30, 2021 and 2020:

Operating Summary
	Per Share
	Three Months Ended June 30,			Three Months Ended June 30,
	2021	2020	% Chg.	2021	2020	% Chg.
Insurance underwriting income(2)	$1.81	$1.56	16	$188,277	$167,042	13
Excess investment income(2)	0.58	0.57	2	59,959	61,137	(2)
Parent company expense	(0.03)	(0.02)		(2,757)	(2,516)
Income tax	(0.45)	(0.40)	13	(47,323)	(43,070)	10
Stock compensation benefit (expense), net of tax	(0.05)	(0.05)		(5,173)	(5,761)
Net operating income	1.85	1.65	12	192,983	176,832	9

Reconciling items, net of tax:
Realized gain (loss)—investments	0.07	(0.04)		6,841	(3,784)
Legal proceedings	—	—		(206)	—
Net income(3)	$1.92	$1.62		$199,618	$173,048

Weighted average diluted shares outstanding	104,233	107,134
(1)GAAP is defined as accounting principles generally accepted in the United States of America.
(2)Definitions included within this document.
(3)A GAAP-basis consolidated statement of operations is included in the appendix of this report.

Note: Tables in this earnings release may not sum due to rounding.

GL Q2 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
MANAGEMENT VS. GAAP MEASURES

Shareholders' equity, excluding net unrealized gains on fixed maturities, and book value per share, excluding net unrealized gains on fixed maturities, are non-GAAP measures that are utilized by management to view the business without the effect of unrealized gains or losses which are primarily attributable to fluctuation in interest rates associated with the available-for-sale portfolio. Management views the business in this manner because the Company does not intend to sell, nor is it likely that management will be required to sell, the fixed maturities prior to their maturity. It creates more meaningful trends than can be more easily identified without the fluctuations. Shareholders' equity and book value per share are the most directly comparable GAAP measures.

	Six Months Ended June 30,
	2021	2020
Net income as an ROE(1)	9.0%	9.4%
Net operating income as an ROE (excluding net unrealized gains on fixed maturities)	12.4%	13.6%

	June 30,
	2021	2020
Shareholders' equity	$8,616,922	$7,848,369
Impact of adjustment to exclude net unrealized gains on fixed maturities	(2,879,292)	(2,361,530)
Shareholders' equity, excluding net unrealized gains on fixed maturities	$5,737,630	$5,486,839

Book value per share	$83.59	$73.26
Impact of adjustment to exclude net unrealized gains on fixed maturities	(27.93)	(22.05)
Book value per share, excluding net unrealized gains on fixed maturities	$55.66	$51.21
(1) Calculated using average shareholders' equity for the measurement period.

INSURANCE OPERATIONS—comparing Q2 2021 with Q2 2020:

Life insurance accounted for 70% of the Company’s insurance underwriting margin for the quarter and 71% of total premium revenue.

Health insurance accounted for 29% of the Company's insurance underwriting margin for the quarter and 29% of total premium revenue.

Net sales of life insurance increased 19% for the quarter and net health sales increased 26%.

The following table summarizes Globe Life's premium revenue by product type for the three months ended June 30, 2021 and 2020:

Insurance Premium Revenue
	Quarter Ended
	June 30, 2021	June 30, 2020	% Chg.
Life insurance	$728,170	$670,822	9
Health insurance	295,586	282,877	4
Annuity	—	3
Total	$1,023,756	$953,702	7

GL Q2 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
INSURANCE UNDERWRITING INCOME
Insurance underwriting margin is management’s measure of profitability of the Company's life, health, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses. Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, Parent Company expense, stock compensation expense and income taxes. Management believes this information helps provide a better understanding of the business and a more meaningful analysis of underwriting results by distribution channel. Insurance underwriting income, a non-GAAP measure, is a component of net operating income, which is reconciled to net income in the Results of Operations section above.
The following table summarizes Globe Life's insurance underwriting income by segment for the three months ended June 30, 2021 and 2020:

Insurance Underwriting Income
	Quarter Ended
	June 30, 2021	% of Premium	June 30, 2020	% of Premium	% Chg.
Insurance underwriting margins:
Life	$178,755	25	$161,699	24	11
Health	74,461	25	64,240	23	16
Annuity	2,176		2,265
	255,392		228,204		12
Other income	388		404
Administrative expenses	(67,503)		(61,566)		10
Insurance underwriting income	$188,277		$167,042		13
Per share	$1.81		$1.56		16

Administrative expenses were $68 million, up 9.6% from the year-ago quarter. The ratio of administrative expenses to premium was 6.6%, compared with 6.5% for the year-ago quarter.

GL Q2 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
LIFE INSURANCE RESULTS BY DISTRIBUTION CHANNEL

Our distribution channels consist of the following exclusive agencies: American Income Life Division (American Income), Liberty National Division (Liberty National) and Family Heritage Division (Family Heritage); an independent agency, United American Division (United American); and our Direct to Consumer Division.

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at https://investors.globelifeinsurance.com at "Financial Reports and Other Financial Information."

Life Underwriting Margin
	Quarter Ended
	June 30,
	2021		2020
	Amount	% of Premium	Amount	% of Premium	% Chg.
American Income	$108,005	31	$93,454	30	16
Direct to Consumer	34,430	14	28,148	12	22
Liberty National	15,875	20	18,873	26	(16)
Other	20,445	38	21,224	40	(4)
Total	$178,755	25	$161,699	24	11

Life Premium
	Quarter Ended
	June 30,
	2021	2020	% Chg.
American Income	$347,696	$308,675	13
Direct to Consumer	249,440	235,201	6
Liberty National	77,853	73,326	6
Other	53,181	53,620	(1)
Total	$728,170	$670,822	9

Life Net Sales(1)
	Quarter Ended
	June 30,
	2021	2020	% Chg.
American Income	$73,233	$51,414	42
Direct to Consumer	42,281	49,396	(14)
Liberty National	17,923	10,709	67
Other	2,947	2,610	13
Total	$136,384	$114,129	19
(1)Net sales, a statistical performance measure, is calculated as annualized premium issued, net of cancellations in the first thirty days after issue, except in the case of Direct to Consumer, where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. Management considers net sales to be a better indicator of the rate of premium growth than annualized premium issued.

GL Q2 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
HEALTH INSURANCE RESULTS BY DISTRIBUTION CHANNEL

Health Underwriting Margin
	Quarter Ended
	June 30,
	2021		2020
	Amount	% of Premium	Amount	% of Premium	% Chg.
United American	$17,763	15	$15,282	14	16
Family Heritage	22,235	26	18,857	24	18
Liberty National	14,941	32	12,524	26	19
American Income	16,717	58	14,775	58	13
Direct to Consumer	2,805	15	2,802	15	—
Total	$74,461	25	$64,240	23	16

Health Premium
	Quarter Ended
	June 30,
	2021	2020	% Chg.
United American	$116,217	$112,885	3
Family Heritage	85,012	77,987	9
Liberty National	47,118	47,391	(1)
American Income	28,789	25,554	13
Direct to Consumer	18,450	19,060	(3)
Total	$295,586	$282,877	4

Health Net Sales(1)
	Quarter Ended
	June 30,
	2021	2020	% Chg.
United American	$12,082	$12,001	1
Family Heritage	19,165	13,564	41
Liberty National	6,214	4,089	52
American Income	4,666	3,688	27
Direct to Consumer	584	522	12
Total	$42,711	$33,864	26
(1)Net sales, a statistical performance measure, is calculated as annualized premium issued, net of cancellations in the first thirty days after issue, except in the case of Direct to Consumer, where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. Management considers net sales to be a better indicator of the rate of premium growth than annualized premium issued.

GL Q2 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
PRODUCING EXCLUSIVE AGENT COUNT RESULTS BY DISTRIBUTION CHANNEL

	Quarterly Average Producing Agent Count(1)				End of Quarter Agent Count
	Quarter Ended			Quarter Ended
	June 30,			March 31,	June 30,			March 31,
	2021	2020	% Chg.	2021	2021	2020	% Chg.	2021
American Income	10,478	8,393	25	9,918	10,406	8,597	21	10,329
Liberty National	2,700	2,395	13	2,734	2,700	2,379	13	2,727
Family Heritage	1,220	1,248	(2)	1,285	1,171	1,224	(4)	1,235

(1) The quarterly average producing agent count is based on the actual count at the end of each week during the period.

INVESTMENTS

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is defined as net investment income less both the required interest attributable to net policy liabilities and the interest on debt. We also view excess investment income per diluted common share as an important and useful measure to evaluate performance of the investment segment, since it takes into consideration our stock repurchase program.

The following table summarizes Globe Life's investment income, excess investment income, and excess investment income per diluted common share.

Excess Investment Income
	Quarter Ended
	June 30,
	2021	2020	% Chg.
Net investment income	$238,308	$231,568	3
Required interest:
Interest on net policy liabilities(1)	(156,580)	(147,618)	6
Interest on debt	(21,769)	(22,813)	(5)
Total required interest	(178,349)	(170,431)	5
Excess investment income	$59,959	$61,137	(2)
Per share	$0.58	$0.57	2
(1)Interest on net policy liabilities is a component of total policyholder benefits, a GAAP measure.

Net investment income increased 2.9%, while average invested assets increased 5.4%. Required interest on net policy liabilities increased 6.1%, while average net policy liabilities increased 5.1%. The weighted average discount rate for the net policy liabilities was 5.7% and was in line with the year-ago quarter.

GL Q2 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
The composition of the investment portfolio at book value at June 30, 2021 is as follows:

Investment Portfolio
	As of
	June 30, 2021
	Amount	% of Total
Fixed maturities at fair value(1)	$21,101,780	93%
Policy loans	583,088	3
Other long-term investments(2)	698,188	3
Short-term investments	371,922	2
Total	$22,754,978
(1) As of June 30, 2021, fixed maturities at amortized cost were $17.5 billion, net of $0 of allowance for credit losses.
(2) Includes $534 million of investments accounted for under the fair value option which have a cost of $511 million as of June 30, 2021.

Fixed maturities at amortized cost, net of allowance for credit losses, by asset class as of June 30, 2021 are as follows:

Fixed Maturity Portfolio by Sector
	As of
	June 30, 2021
	Investment Grade	Below Investment Grade	Total Amortized Cost, net
Corporate bonds	$14,236,900	$713,852	$14,950,752
Municipals	1,904,617	—	1,904,617
Government, agencies and GSEs	439,153	—	439,153
Collateralized debt obligations	—	36,288	36,288
Other asset-backed securities	107,308	13,800	121,108
Total	$16,687,978	$763,940	$17,451,918

Below are fixed maturities available for sale by amortized cost, allowance for credit losses, and fair value at June 30, 2021 and the corresponding amounts of net unrealized gains recognized in accumulated other comprehensive income (loss).

As of	Amortized Cost	Allowance for Credit Losses	Net Unrealized Gains	Fair Value
June 30, 2021	$17,451,918	$—	$3,649,862	$21,101,780

At amortized cost, net of allowance for credit losses, 96% of fixed maturities (96% at fair value) were rated “investment grade.” The fixed maturity portfolio earned an annual taxable equivalent effective yield of 5.24% during the second quarter of 2021, compared with 5.38% in the year-ago quarter.

Globe Life is not a party to any credit default swaps and does not participate in securities lending.

GL Q2 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
Comparable information for acquisitions of fixed maturity investments is as follows:

Fixed Maturity Acquisitions
	Quarter Ended
	June 30,
	2021	2020
Amount	$116,284	$351,034
Average annual effective yield	3.7%	4.4%
Average rating	A	A-
Average life (in years) to:
Next call	29.2	16.1
Maturity	35.4	22.8

SHARE REPURCHASE:

During the quarter, the Company repurchased 1.2 million shares of Globe Life Inc. common stock at a total cost of $123 million and an average share price of $101.05.

LIQUIDITY/CAPITAL:

Globe Life's operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. These cash flows are not impacted by volatile equity markets. During the second quarter, the Company issued $325 million of 4.250% Junior Subordinated Debentures due 2061. Refer to recent SEC filings for further information. Subsequent to the quarter, the Company redeemed $300 million of 6.125% Junior Subordinated Debentures due 2056. Liquidity at the Parent Company is sufficient to meet additional capital needs, if any, of the insurance companies.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2021:

Globe Life projects that net operating income per share will be in the range of $7.34 to $7.54 for the year ending December 31, 2021.

NON-GAAP MEASURES:

In this news release, Globe Life includes non-GAAP measures to enhance investors' understanding of management's view of the business. The non-GAAP measures are not a substitute for GAAP, but rather a supplement to increase transparency by providing broader perspective. Globe Life's definitions of non-GAAP measures may differ from other companies' definitions. More detailed financial information, including various GAAP and non-GAAP measurements, is located at https://investors.globelifeinsurance.com on the Investors page under “Financial Reports and Other Financial Information."

GL Q2 2021 Earnings Release

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements related to the expected impact of the COVID-19 outbreak on our business operations, financial results and financial condition. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, which may be national in scope, related to the insurance industry generally, or applicable to the Company specifically. Such events or developments could include, but are not necessarily limited to:

1) Economic and other conditions, including the COVID-19 pandemic and its impact on the U.S. economy, leading to unexpected changes in lapse rates and/or sales of our policies, as well as levels of mortality, morbidity, and utilization of health care services that differ from Globe Life's assumptions;
2) Regulatory developments, including changes in accounting standards or governmental regulations (particularly those impacting taxes and changes to the Federal Medicare program that would affect Medicare Supplement);
3) Market trends in the senior-aged health care industry that provide alternatives to traditional Medicare (such as Health Maintenance Organizations and other managed care or private plans) and that could affect the sales of traditional Medicare Supplement insurance;
4) Interest rate changes that affect product sales and/or investment portfolio yield;
5) General economic, industry sector or individual debt issuers’ financial conditions (including developments and volatility arising from the COVID-19 pandemic, particularly in certain industries that may comprise part of our investment portfolio) that may affect the current market value of securities we own, or that may impair an issuer’s ability to make principal and/or interest payments due on those securities;
6) Changes in pricing competition;
7) Litigation results;
8) Levels of administrative and operational efficiencies that differ from our assumptions (including any reduction in efficiencies resulting from increased costs arising from operating during the COVID-19 pandemic);
9) The ability to obtain timely and appropriate premium rate increases for health insurance policies from our regulators;
10) The customer response to new products and marketing initiatives;
11) Reported amounts in the consolidated financial statements which are based on management estimates and judgments which may differ from the actual amounts ultimately realized;
12) Compromise by a malicious actor or other event that causes a loss of secure data from, or inaccessibility to, our computer and other information technology systems;
13) The severity, magnitude and impact of the COVID-19 pandemic, including effects of the pandemic and the effects of the U.S. government’s and other businesses’ response to the pandemic, on our operations and personnel, and on commercial activity and demand for our products; and
14) Globe Life’s ability to access the commercial paper and debt markets, particularly if such markets become unpredictable or unstable for a certain period as a result of the COVID-19 pandemic.

Readers are also directed to consider other risks and uncertainties described in other documents on file with the Securities and Exchange Commission. Globe Life specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

GL Q2 2021 Earnings Release

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Globe Life will provide a live audio webcast of its second quarter 2021 earnings release conference call with financial analysts at 11:00 am (Eastern) tomorrow, July 22, 2021. Access to the live webcast and replay will be available at https://investors.globelifeinsurance.com on the Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Globe Life website at “Financial Reports.”

For additional information contact:	Mike Majors, Executive Vice President - Administration and Investor Relations
Globe Life Inc.
3700 South Stonebridge Drive
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972-569-3627 or email: investors@globe.life
Website: https://investors.globelifeinsurance.com

GL Q2 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q2 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
APPENDIX

GLOBE LIFE INC.
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Life premium	$728,170	$670,822	$1,436,289	$1,320,452
Health premium	295,586	282,877	589,759	563,082
Other premium	—	3	1	3
Total premium	1,023,756	953,702	2,026,049	1,883,537
Net investment income	238,308	231,568	474,128	460,559
Realized gains (losses)	8,659	(4,790)	36,811	(30,887)
Other income	388	404	683	729
Total revenue	1,271,111	1,180,884	2,537,671	2,313,938

Benefits and expenses:
Life policyholder benefits	498,471	459,845	1,016,102	881,515
Health policyholder benefits	188,854	183,496	376,683	362,207
Other policyholder benefits	7,286	7,475	14,545	15,063
Total policyholder benefits	694,611	650,816	1,407,330	1,258,785
Amortization of deferred acquisition costs	148,021	146,160	301,014	289,997
Commissions, premium taxes, and non-deferred acquisition costs	82,312	76,140	161,978	155,077
Other operating expense	79,155	72,714	160,365	151,296
Interest expense	21,769	22,813	42,947	43,621
Total benefits and expenses	1,025,868	968,643	2,073,634	1,898,776

Income before income taxes	245,243	212,241	464,037	415,162
Income tax benefit (expense)	(45,625)	(39,193)	(85,902)	(76,574)
Net income	$199,618	$173,048	$378,135	$338,588

Total basic net income per common share	$1.94	$1.63	$3.66	$3.17

Total diluted net income per common share	$1.92	$1.62	$3.62	$3.13

GL Q2 2021 Earnings Release